Exhibit 10.21

RGA REINSURANCE COMPANY
EXECUTIVE DEFERRED SAVINGS PLAN

409A Restatement
Effective January 1, 2009, as amended August 3, 2015 and September 14, 2015

RGA REINSURANCE COMPANY
EXECUTIVE DEFERRED SAVINGS PLAN
Table of Contents

1.	Effective Date of Participation and Deferral Election Form. ...............................6

2.	Modification or Revocation of Election by Participant. .......................................6

ARTICLE I
INTRODUCTION

1.1 Purposes of Plan.
The purposes of the Plan are to provide deferred compensation through Salary Deferrals or employer-provided benefits, or both, for a select group of management or highly compensated Employees of the Company and to provide those Employees who are eligible to do so the opportunity to maximize their elective contributions to the 401(k) Plan in accordance with certain restrictions and limitations in the Code.

1.	“Top Hat” Pension Benefit Plan.

The Plan is an “employee pension benefit plan” within the meaning of ERISA Section 3(2). The Plan is maintained, however, for a select group of management or highly compensated employees and, therefore, is exempt from Parts 2, 3 and 4 of Title 1 of ERISA. The Plan is not intended to qualify under Code Section 401(a).

2.	Plan Unfunded.

The Plan is unfunded. No amounts will be set aside for the benefit of Plan Participants or their Beneficiaries and all benefits will be paid from the general assets of the Company, which will continue to be subject to the claims of the Company’s creditors, except to the extent the assets are held in a rabbi trust that is adopted for such purpose.

3.	Effective Date.

The amended and restated Plan is effective as of January 1, 2009. This document shall apply to deferrals (and earnings thereon) made on or after January 1, 2005 and amounts which vested on or after January 1, 2005. Deferrals (and earnings thereon) credited and vested prior to January 1, 2005 shall be governed by the terms of the Plan in effect as of December 31, 2004. The provisions of that “grandfathered” portion of the Plan are set forth in a separate document.

4.	Administration.
The Plan shall be administered by the Committee.

ARTICLE II
INTRODUCTION

2.1 Definitions.
For purposes of the Plan, the following words and phrases shall have the respective meanings set forth below, unless their context clearly requires a different meaning:

(a)
“Account” means the bookkeeping account maintained by the Company on behalf of each Participant pursuant to Article VI that is credited with Salary Deferrals, Incentive Deferrals and Matching Contributions made by the Company on behalf of each Participant pursuant to Article IV and the earnings and losses on such amounts as determined in accordance with Article V.

(b)	“Beneficiary” means the person or persons designated by the Participant in accordance with Section 7.3.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Committee” means the administrative committee appointed by the Compensation Committee to administer the Plan in accordance with Article VIII.

(e)
“Company” means (1) RGA Reinsurance Company, (2) RGA Enterprise Services Company, and (3) any other entity aggregated with Reinsurance Group of America, Incorporated under Sections 414(b), (c), (m) or (o) of the Code, to the extent such entity has been designated by the Committee as an eligible employer for purposes of the Plan.

(f)	“Compensation Committee” means the Compensation Committee of the Board of Directors of RGA Reinsurance Company, Inc.

(g)
“Deferral Period” means the period of time for which a Participant elects to defer receipt of Salary Deferrals, Incentive Deferrals and Matching Contributions credited to such Participant’s Account and shall be either the period of years specified in Section 5.2 or the period of years until the Participant’s termination of employment. Deferral Periods shall be measured on the basis of Plan Years, beginning with the Plan Year that commences immediately following the Plan Year for which the applicable Salary Deferrals, Incentive Deferrals and/or Matching Contributions are credited to the Participant’s Account.

(h)	“Directors” means the Board of Directors of the Company.

(i)	“Effective Date” means January 1, 2009.

(j)	"Employee" means any individual classified by the Company as a common-law employee of the Company.

(k)	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(l)	"401(k) Plan" means the RGA Profit Sharing Plan and Trust.

(m)	"Incentive Compensation" means the amount awarded to a Participant for a Plan Year under any incentive compensation program maintained by the Company.

(n)	"Incentive Deferral" means the amount of a Participant’s Incentive Compensation which the Participant elects to have withheld on a pre-tax basis and credited to his account pursuant to Section 4.1.

(o)
"Matching Contribution" means the amount, if any, as determined by the Company on an annual basis, that would be contributed to match the Participant’s Salary Deferrals and Incentive Deferrals if such deferrals had been contributed on behalf of the Participant to the 401(k) Plan without regard to any restriction which there might be in a qualified plan, that is credited by the Company to the account of each Participant based on such Participant’s Salary and Incentive Deferrals.

(p)	"Participant" means each Employee who has become a Participant pursuant to Article III.

(q)
"Participation and Deferral Election Form" means the written agreement pursuant to which the Participant elects the amount of his Salary and/or his Incentive Compensation to be deferred into the Plan, the Deferral Period, the deemed investment and the form of payment for such amounts, and such other matters as the Committee shall determine from time to time.

(r)	"Plan" means the RGA Reinsurance Company Executive Deferred Savings Plan, as amended from time to time.

(s)	"Plan Year" means the twelve-consecutive month period commencing January 1 of each year ending on December 31.

(t)
"Salary" means the base rate of cash compensation paid by the Company to or for the benefit of a Participant for services rendered or labor performed while a Participant, including base pay a Participant could have received in cash in lieu of (A) deferrals pursuant to Section 4.1 and (B) contributions made on his behalf to any qualified plan maintained by the Company or to any cafeteria plan under section 125 of the Code maintained by the Company.

(u)	"Salary Deferral"means the amount of a Participant’s Salary which the Participant elects to have withheld on a pre-tax basis and credited to his Account pursuant to Section 4.1.

(v)
"Specified Employee" means a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) determined in accordance with the meaning of such term under Code Section 409A and the regulations promulgated thereunder and the Company’s established methodology for determining specified employees.

(w)
Termination Date means the date the employment of the Participant with the Company and any of its subsidiaries terminates. The determination as to whether a Participant has had a termination of employment shall be made in accordance with the rules and procedures under Section 409A of the Code and the regulations promulgated thereunder.

(x)	Valuation Date means each business day.

2.2     Number and Gender.

Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

2.3     Headings.

The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the rest of the Plan, the text shall control.

ARTICLE III
PARTICIPATION AND ELIGIBILITY

3.1     Participation.

Participants in the Plan are those Employees who are (a) subject to the income tax laws of the United States, (b) members of a select group of highly compensated or management Employees of the Company, and (c) who are employed full-time in a position that is at the vice president level or above in the Company’s salary administration system. Notwithstanding anything herein to the contrary, Employees who are non-resident aliens are not eligible to participate in this Plan. Those Employees who were Participants in the Plan prior to the Effective Date but who no longer meet the eligibility criteria will be permitted to retain their account balances in the Plan but will not be permitted to defer any additional amounts until they again meet the eligibility requirements of this Section 3.1. Elite Sales Processing Incorporated (Elite) shall not be a participating employer for purposes of the Plan. Therefore, no Employee of Elite shall be eligible to become a Participant hereunder.

3.2     Commencement of Participation.

Except as provided in the following sentence, all Employees shall become Participants effective as of the first day of the Plan Year on which their Participation and Deferral Election Forms become effective. A newly hired Employee who completes a Participation and Deferral Election Form within 30 days of the date on which his employment commences shall become a Participant as of the date on which his Participation and Deferral Election Form becomes effective under Section 4.2.

3.3     Cessation of Active Participation.

Notwithstanding any provision herein to the contrary, a Participant shall cease to be a Participant hereunder effective as of the first day of the Plan Year following the Plan Year in which the Committee makes such a determination. Any such Committee action shall be communicated to such Participant prior to the effective date of such action. Such cessation shall not affect amounts previously credited to the Account of any such participant.

In addition, those Employees who are Participants any time during a Plan Year but no longer meet the eligibility criteria at the end of the Plan Year will be treated as Participants until the end of the Plan Year and all elections they previously made will continue to apply until the following Plan Year when, assuming they still no longer meet the eligibility requirements, their Participation in the Plan will cease. Nevertheless, such Employees will retain their account balances in the Plan but will not be permitted to defer any additional amount until they again meet the eligibility requirements of Section 3.1. Any future participation shall be effective as of the first day of the Plan Year following the Plan Year in which he or she again meets the eligibility requirements of Section 3.1.

ARTICLE IV
DEFERRALS & MATCHING CONTRIBUTIONS

4.1     Deferrals by Participants.

Before the first day of each Plan Year in which the services are to be performed which relate to the Salary and Incentive Compensation being deferred, a Participant may file with the Committee a Participation and Deferral Election Form pursuant to which such Participant elects to make Salary Deferrals and/or Incentive Deferrals. Any such Participant election shall not exceed 50% of Salary or 100% of Incentive Compensation and shall be a minimum of 1% of Salary and Incentive Compensation, or shall otherwise be limited by any rules prescribed by the Committee in its sole discretion. Salary Deferrals will be credited to the Account of each Participant as of the last day of each pay period to which the deferral applies. Incentive Deferrals will be credited to the Account of each Participant as of the date on which such Incentive Compensation otherwise would have been paid to the Participant in cash.

4.2     Effective Date of Participation and Deferral Election Form.

A Participant’s Participation and Deferral Election Form shall become effective on the first day of the Plan Year to which it relates. The Participation and Deferral Election Form of Employees who are first employed by the Company during a Plan Year shall become effective as of the pay period next following the pay period in which the employee completes the Participation and Deferral Election Form, provided the Participation and Deferral Election Form is completed within 30 days of the date the Employee first commences employment. Such initial Participation and Deferred Election Form shall apply only to Salary paid for services to be performed subsequent to the election and shall be irrevocable during the initial year of participation. With respect to Incentive Compensation, such initial Participation and Deferred Election Form shall apply only to the portion of such amount equal to the total amount of Incentive Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period. If a Participant fails to complete a Participation and Deferral Election Form before the first day of the Plan Year in which the Participant shall earn the compensation to which the Participation and Deferral Election Form relates (or, with respect to a newly-hired Employee in his or her initial year of hire, within 30 days of commencing employment), the Participant shall be deemed to have elected not to make Salary Deferrals and/or Incentive Deferrals for such Plan Year.

4.3     Modification or Revocation of Election by Participant.

A Participant may not change the amount of his Salary Deferrals or his Incentive Deferrals during a Plan Year.

4.4     Matching Contributions.

Each Participant who elects to make Salary or Incentive Deferrals to the Plan will receive a Matching Contribution equal to the percentage of that Participant’s deferrals that would have been matched if the deferrals had been contributed to the 401(k) Plan without regard to any limits or restrictions on either the Deferrals or Matching Contributions had they been made to a plan qualified under 401(a) of the Code or a 401(k) Plan. The Matching Contribution percentage to be contributed to the Plan shall be equal to the matching contribution percentage provided in the appropriate sections of the 401(k) Plan. Matching Contributions will be credited to the Participant’s Account as of the pay period in which the Salary and/or Incentive Deferrals to which the Matching Contributions relate are credited to the Participant’s Account.

4.5     Suspension.

Notwithstanding any other provision of this Plan, if a Participant receives a safe harbor hardship distribution under any tax-qualified employee retirement plan maintained by his or her employer, all deferral elections of the Participant under the Plan shall be suspended for a period of 6 months, and the Participant shall not be eligible to resume deferrals hereunder until the Plan Year beginning after expiration of such 6-month period.

ARTICLE V
VESTING, DEFERRAL PERIODS AND EARNINGS ELECTION

5.1     Vesting.

A Participant shall be 100% vested in his Salary Deferrals and Incentive Deferrals at all times and shall be vested in his Matching Contributions in accordance with the vesting schedule in the applicable 401(k) Plan. Any provisions of the Plan relating to the distribution of a Participant’s Account shall mean only the vested portion of such Account. Since the Plan is unfunded, the portion of a Participant’s Account which is not vested and therefore not distributed with the vested portion of such account shall remain the property of the Company and shall not be allocated to the Accounts of other Participants or otherwise inure to their benefit.

5.2     Deferral Periods.

A Deferral Period may be for any period of five (5) years or more. A Participant must specify on the Participation and Deferral Election Form the Deferral Period for the Salary Deferrals, Incentive Deferrals and Matching Contributions to be made to the Plan for the Plan Year to which the Participation and Deferral Election Form relates by selecting a specific future year for payment to commence, subject to the provisions of Section 7.1(a) and rules as determined by the Committee from time to time; provided that, with respect to a Plan Year, a Participant must elect the same Deferral Period for all Salary Deferrals, Incentive Deferrals and Matching Contributions to be made to the Plan for the Plan Year to which the Participation and Deferral Election Form relates. In the event a Participant does not elect a Deferral Period for any such Salary Deferrals, Incentive Deferrals and Matching Contributions for a Plan Year, such Participant shall be deemed to have elected a Deferral Period that will end on his or her Termination Date.

5.3     Earnings Elections.

Amounts credited to a Participant’s Account shall be credited with earnings and losses based on hypothetical investment directions made by the Participant, in accordance with investment options and procedures adopted by the Committee in its sole discretion, from time to time. Any amounts credited to a Participant’s Account with respect to which a Participant does not provide investment direction shall be credited with earnings equal to the earnings on a hypothetical investment vehicle determined by the Committee, in its sole discretion, from time to time. A Participant’s Account shall be adjusted as of each Valuation Date to reflect investment gains and losses.

ARTICLE VI
ACCOUNTS

6.1     Establishment of Bookkeeping Accounts.

A separate bookkeeping Account shall be maintained for each Participant. Such Account shall be credited with the Salary Deferrals and Incentive Deferrals made by the Participant pursuant to Section4.1 and Matching Contributions made by the Company pursuant to Section 4.4, and will be credited (or charged, as the case may be) with the hypothetical investment results determined pursuant to Section 5.3, and charged with distributions made to or with respect to a Participant.

6.2     Subaccounts.

Within each Participant’s bookkeeping Account, separate subaccounts shall be maintained to the extent necessary for the administration of the Plan.

6.3     Hypothetical Nature of Accounts.

The Account established under this Article VI shall be hypothetical in nature and shall be maintained for bookkeeping purposes only, so that Incentive Deferrals, Salary Deferrals, and Matching Contributions can be credited to the Participant and so that earnings and losses on such amounts so credited can be credited (or charged, as the case may be). Neither the Plan nor any of the Accounts (or subaccounts) shall hold any actual funds or assets. The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Company. Any liability of the Company to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. Neither the Company, the Directors, nor any other person shall be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant, former Participant, Beneficiary, or any other Person. The Company may, in its sole discretion, establish a rabbi trust as a vehicle in which to place funds with respect to this Plan.

ARTICLE VII
PAYMENT OF ACCOUNT

7.1     Timing of Distribution of Benefits.

(a)
Distributions of a Participant’s Account which are payable upon his or her Termination Date shall be paid (or commence to be paid) within 90 days of such Termination Date. Upon a Participant’s death, distributions shall commence to his or her Beneficiary within 90 days. Neither a Participant nor a Beneficiary shall designate, directly or indirectly, the taxable year of the payment.

(b)	Distribution of a Participant’s Account which are payable as of a specified future year shall be paid or commence to be paid in January of such year.

(c)
Notwithstanding a Participant’s election, payment of benefits shall not be made or commence under the Plan prior to the date which is 6 months after the date of a Participant’s Termination Date in the case of a Participant who is determined to be a Specified Employee at the time of his or her Termination Date. In such case, the Specified Employee’s Account shall be credited with earnings or losses during such six-month period in accordance with Section 5.3 and distribution shall be made or commence on the day after the last day of such six-month period.

(d)
On a form provided by the Company, a Participant may change the date on which distributions begin, provided that (1) such election is made at least one year prior to the date the distribution would otherwise have begun, (2) such election shall be effective with respect to all Salary Deferrals, Incentive Deferrals and Matching Contributions from all Plan Years scheduled to be distributed as of such original distribution date, (3) the first payment with respect to which such election is made shall be deferred for a period of not less than 5 years from the date such payment would otherwise have been made, and (4) any election related to a payment that was otherwise to be made at a specified time may not be made less than 12 months prior to the date of the first scheduled payment. For purposes of applying the provisions of this Section 7.1(d), installment payments shall be considered a single payment for purposes of applying these subsequent election rules.

7.2     Form of Payment or Payments.

A Participant’s Account balance shall be distributed in accordance with the form of payment elected by the Participant on the Participation and Deferral Election Form to which such amounts relate. The form of payment with respect to amounts and the earnings credited thereon may be in any of the following forms:

(a)	A lump sum; or

(b)	Installment payments for a period not to exceed fifteen years.

Each installment payment shall be determined by multiplying the Account balance by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments to be made to the Participant. In the event a Participant does not elect a form of payment for any such Salary Deferrals, Incentive Deferrals, and Matching Contributions for a Plan Year, such Participant shall be deemed to have elected a lump sum distribution. Notwithstanding the above, a Participant must elect the same form of payment for all Salary Deferrals, Incentive Deferrals and Matching Contributions to be made to the Plan for the Plan Year to which the Participation and Deferral Election Form relates.

On a form provided by the Company, a Participant may change the form of distribution for his or her account balance or any portion thereof, provided that (1) such election is made at least one year prior to the date the distribution would otherwise have begun, (2) such election shall be effective with respect to all Salary Deferrals, Incentive Deferrals and Matching Contributions from all Plan Years scheduled to be distributed as of such original distribution date, (3) the first payment with respect to which such election is made shall be deferred for a period of not less than 5 years from the date such payment would otherwise have been made, and (4) any election related to a payment that was otherwise to be made at a specified time may not be made less than 12 months prior to the date of the first scheduled payment. For purposes of applying the provisions of this Section 7.2, installment payments shall be considered a single payment for purposes of applying these subsequent election rules.

7.3     Designation of Beneficiaries.

Each Participant shall have the right to designate the beneficiary or beneficiaries to receive payment of his benefit in the event of his death. A beneficiary designation shall be made by executing the beneficiary designation form prescribed by the Committee and filing the same with the Committee. Any such designation may be changed at any time by execution of a new designation in accordance with this Section. If no such designation is on file with the Committee at the time of the death of the Participant or such designation is not effective for any reason as determined by the Committee, then the designated beneficiary or beneficiaries to receive such benefit shall be the Participant’s surviving spouse, if any, or if none, the executor, personal representative, or administrator of the Participant’s probate estate, or his heirs-at-law, if there is no administration of such Participant’s probate estate.

7.4     Unclaimed Benefits.

In the case of a benefit payable on behalf of such Participant, if the Committee is unable to locate the Participant or beneficiary to whom such benefit is payable, such benefit may be forfeited to the Company, upon the Committee’s determination. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be paid by the Company or restored to the Plan by the Company.

7.5     Hardship Withdrawals.

A Participant may apply in writing to the Committee for, and the Committee may permit, a hardship withdrawal of all or any part of a Participant’s Vested Account if the Committee, in its sole discretion, determines that the Participant has incurred a severe financial hardship resulting from a sudden and unexpected illness or accident of the Participant, his or her spouse or of a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Committee, in its sole and absolute discretion. The amount that may be withdrawn shall be limited to the amount reasonably necessary to relieve the hardship or financial emergency upon which the request is based, plus the federal and state taxes due on the withdrawal, as determined by the Committee. The Committee may require a Participant who requests a hardship withdrawal to submit such evidence as the Committee, in its sole discretion, deems necessary or appropriate to substantiate the circumstances upon which the request is based.

ARTICLE VIII
ADMINISTRATION

8.1     Committee.

The Plan shall be administered by a Committee appointed by the Compensation Committee of the Directors. If the Compensation Committee does not act to specifically appoint a Committee, the Committee will be deemed to be the Benefits Committee. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Committee may delegate to others certain aspects of the management and operational responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals, provided that such delegation is in writing.

8.2     General Powers of Administration.

The Committee shall have all powers necessary or appropriate to enable it to carry out its administrative duties. Not in limitation, but in application of the foregoing, the Committee shall have the duty and power and discretionary authority to construe and to interpret the Plan and determine all questions that may arise hereunder as to the status and rights of Employees, Participants, and Beneficiaries. The Committee may exercise the powers hereby granted in its sole and absolute discretion. No member of the Committee shall be personally liable for any actions taken by the Committee unless the member’s action involves willful misconduct.

8.3     Indemnification of Committee.

The Company shall indemnify the members of the Committee against any and all claims, losses, damages, expenses, including attorney’s fees, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.

ARTICLE IX
DETERMINATION OF BENEFITS,
CLAIMS PROCEDURE AND ADMINISTRATION

9.1     Claims.

A person who believes that he is being denied a benefit to which he is entitled under the Plan (a Claimant) may file a written request for such benefit with the Committee, setting forth his claim. The request must be addressed to the Committee at the Company at its then principal place of business.

9.2     Claim Decision.

Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than ninety days, and shall, in fact, deliver such reply within such period. However, the Committee may extend the reply period for an additional ninety days for reasonable cause. If the reply period will be extended, the Committee shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the Committee expects to render the benefit determination.

If the claim is denied in whole or in part, the Committee will render a written opinion, using language calculated to be understood by the Claimant, setting forth:

(a)	the specific reason or reasons for the denial;

(b)	the specific references to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such material or such information is necessary;

(d)
appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and

(e)	the time limits for requesting a review of the denial under Section 9.3 and for the actual review of the denial under Section 9.4.

9.3     Request for Review.

Within sixty days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of the Company (Secretary) review the Committee’s prior determination. Such request must be addressed to the Secretary at the Company at its then principal place of business. The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which such information shall be considered in the review under this Section without regard to whether such information was submitted or considered in the initial benefit determination.

The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Committee in making its initial claims decision, (ii) was submitted, considered or generated in the course of the Committee making its initial claims decision, without regard to whether such instrument was actually relied upon by the Committee in making its decision or (iii) demonstrates compliance by the Committee with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. If the Claimant does not request a review of the Committee’s determination within such sixty day period, he or she shall be barred and estopped from challenging such determination.

9.4     Review of Decision.

Within a reasonable period of time, ordinarily not later than sixty days, after the Secretary’s receipt of a request for review, it will review the Committee’s prior determination. If special circumstances require that the sixty day time period be extended, the Secretary will so notify the Claimant within the initial 60-day period indicating the special circumstances requiring an extension and the date by which the Secretary expects to render its decision on review, which shall be as soon as possible but not later than 120 days after receipt of the request for review. In the event that the Secretary extends the determination period on review due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on which notification of extension is sent to the Claimant and ending on the date on which the Claimant responds to the request for additional information.

Benefits under the Plan will be paid only if the Secretary decides in its discretion that the Claimant is entitled to such benefits. The decision of the Secretary shall be final and non reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Employer and the Claimant.

If the Secretary makes an adverse benefit determination on review, the Secretary will render a written opinion, using language calculated to be understood by the Claimant, setting forth:

(a)	the specific reason or reasons for the denial;

(b)	the specific references to pertinent Plan provisions on which the denial is based;

(c)
a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Secretary in making its decision, (ii) was submitted, considered or generated in the course of the Secretary making its decision, without regard to whether such instrument was actually relied upon by the Secretary in making its decision or (iii) demonstrates compliance by the Secretary with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and

(d)	a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review.

9.5     Discretionary Authority.

The Committee and the Secretary shall both have discretionary authority to determine a Claimant’s entitlement to benefits upon his claim or his request for review of a denied claim, respectively.

ARTICLE X
MISCELLANEOUS

10.1     Plan Not a Contract of Employment.

The adoption and maintenance of the Plan shall not be or be deemed to be a contract between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall give or be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time; nor shall the Plan give or be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate his employment at any time.

10.2     Non-Assignability of Benefits.

No Participant, Beneficiary or distributee of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any such Participant, Beneficiary or other distributee for the payment of any debt, judgment, or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Participant, Beneficiary or other distributee hereunder.

10.3     Withholding.

All deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state or federal law.

10.4     Amendment and Termination.

The Committee may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made which would impair the rights of a Participant with respect to amounts already allocated to his Account. The Committee may terminate the Plan at any time. In the event that the Plan is terminated, the balance in a Participant’s Account (whether or not it is otherwise vested or payable) shall be paid to such Participant or his Beneficiary in accordance with Code Section 409A and the rules and regulations promulgated thereunder. Any such amendment to or termination of the Plan shall be in writing and signed by a member of the Committee.

10.5     Unsecured General Creditor Status Of Employee.

The payments to Participant, his Beneficiary or any other distributee hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company; no person shall have nor acquire any interest in any such assets by virtue of the provisions of this Agreement. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Participant, a Beneficiary, or other distributee acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of the Company.

In the event that, in its discretion, the Company purchases an insurance policy or policies insuring the life of the Participant (or any other property) to allow the Company to recover the cost of providing the benefits, in whole, or in part, hereunder, neither the Participant, his Beneficiary or other distributee shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein. No such policy, policies or other property shall be held in any trust for a Participant, Beneficiary or other distributee or held as collateral security for any obligation of the Company hereunder unless the Company, in its sole discretion, has established a rabbi trust.

10.6     Severability.

If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

10.7     Governing Laws.

All provisions of the Plan shall be construed in accordance with the laws of Missouri, except to the extent preempted by federal law.

10.8     Binding Effect.

This Plan shall be binding on each Participant and his heirs and legal representatives and on the Company and its successors and assigns.

10.9     Entire Agreement.

This document and any amendments contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

10.10     Interpretation.

All provisions of this Plan shall be interpreted in a manner so as to be consistent with Section 409A of the Code and the regulations issued thereunder.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed on the ___________
day of ______________________, 2008.

RGA REINSURANCE COMPANY

By:____________________________

Its:____________________________